UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
              or Section 30(f) of the Investment Company Act of 1940

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).


1.    Name and Address of Reporting Person*
            Erik V. Lundberg
            c/o eNote.com Inc.
            185 Allen Brook Lane
            Williston, VT  05495

2.    Issuer Name and Ticker or Trading Symbol
            eNote.com Inc. - ENOT


3.    IRS or Social Security Number of Reporting Person (Voluntary)
            ###-##-####

4.    Statement for Month/Year
            10/00

5.    If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director
      (  ) 10% Owner
      (x)  Officer (give title below)
      (  ) Other (specify below)

           Vice President of Information Services

7.    Individual or Joint/Group Filing (Check Applicable Line)
      (x)  Form filed by One Reporting Person
      (  ) Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------------------  -------------  -------------  --------------------------------  ----------------  -----------  -------------
 1.  Title of Security     2.Trans-       3.Trans-      4. Securities Acquired (A) or    5. Amount of     6. Owner-    7. Nature of
                             action         action         Disposed of (D)                  Securities       ship         Indirect
                             Date           Code                                            Beneficially     Form:        Beneficial
                                                                                            Owned at         Direct       Owner-
                                                                                            End of           (D) or       ship
                             Month/                                                         Month            Indirect
                             Day/                                                                            (I)
                             Year)

----------------------  -------------  -------------  --------------------------------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
                                                                   (A)or
                                        Code    V       Amount     (D)        Price

----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/9/00       S               500         D         1.25
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/9/00       S               1,000       D         1.25
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/10/00      S               170         D         1.0625
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/10/00      S               500         D         1.125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/10/00      S               500         D         1.125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/10/00      S               1,000       D         1.125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/10/00      S               1,670       D         1.0625
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/12/00      S               2,360       D         1.125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/13/00      S               2,785       D         1.125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/13/00      S               2,900       D         1.0625
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/19/00      S               3,700       D         .8125
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
Exercise of Common         10/31/00      S               2,500       D         1.00
Stock Options
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------
----------------------  -------------  ------ ------  ---------- ---------- ----------  ----------------  -----------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see  Instruction  4(b)
  (v).


Table II  --  Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)

------------------------  ----------- ----------- -------------- --------------------- ------------------ --------------------------
 1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-      5. Number of Deriv-   6. Date Excer-      7. Title and Amount
    Security                 sion or      action     action         ative Securities      cisable and         of Underlying
                             Exercise     Date       Code           Acquired (A) or       Expiration          Securities
                             Price of                               Disposed of (D)       Date
                             Deriv-
                             ative
                             Security                                                     (Month/
                                                                                           Day/
                                         (Month/                                           Year)
                                          Day/
                                          Year)

------------------------  ----------- ----------- -------------- --------------------- ------------------ --------------------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
                                                                                                                         Amount
                                                                                        Date     Expira-                 or
                                                                                        Exer-    tion                    Number
                                                   Code    V         (A)       (D)      cisable  Date        Title       of
                                                                                                                         Shares
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
Exercise of Common          $ 0.66     10/12/00     C     25,000      A
Stock Options
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------
------------------------  ----------- ----------- ------ ------- ---------- ---------- -------- --------- ----------- --------------



Table II (continued)

---------------- ------------------ ------------------- ------------------------
  8. Price of     9.  Number of        10. Ownership       11. Nature of
     Derivative       Derivative           Form of             Indirect
     Security         Securities           Derivative          Beneficial
                      Beneficially         Security:           Ownership
                      Owned at             Direct (D)
                      End of               or
                      Month                Indirect
                                           (I)
---------------- ------------------ ------------------- ------------------------
---------------- ------------------ ------------------- ------------------------

---------------- ------------------ ------------------- ------------------------
---------------- ------------------ ------------------- ------------------------

Explanation of Responses:

  ***Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

                    See 18 U.S.A. 1001 and 15 U.S.C. 78ff(a).




                             /s/ Erik V. Lundberg
                          _____________________________
                                 Erik V. Lundberg


                                     11/8/00
                          _____________________________
                                      DATE



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